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                                   SCHEDULE B
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                         SHAREHOLDERS SERVICES AGREEMENT

                              COMPENSATION SCHEDULE

                      DELAWARE INVESTMENTS FAMILY OF FUNDS

                          EFFECTIVE AS OF MAY 15, 2003


1. Delaware Service Company, Inc. ("DSC") will determine and report to the Fund, at least annually, the compensation for services to be provided to the Fund for DSC's forthcoming fiscal year or period.

2. In determining such compensation, DSC will fix and report a fee to be charged per account for services provided. DSC will bill, and the Fund will pay, such compensation monthly.

3. Except as otherwise provided in paragraphs 4 and 5 below, the charge consists of an annual per account charge for: (a) each open and closed account on DSC's records and each account held on a sub-accounting system maintained by firms that hold accounts on an omnibus basis ("Shareholder Accounts"); and (b) each account on a retirement processing system ("Retirement Accounts"). These charges are as follows:

           Shareholder Accounts          $21.25            Per Annum
           Retirement Accounts           $30.00            Per Annum

     These charges will be assessed monthly on a pro rata basis and will be determined using the number of Shareholder and Retirement Accounts maintained as of the last calendar day of each month.

4. DSC's compensation for providing services to the Series of Delaware VIP Trust (the "VIP Trust") will be 0.01% of average daily net assets per Series annually. DSC will bill, and the VIP Trust will pay, such compensation monthly.

5. DSC's compensation for providing services to the Portfolios of Delaware Pooled Trust (the "Trust") (other than The Real Estate Investment Trust Portfolio) will be 0.01% of average daily net assets per Portfolio annually. DSC will bill, and the Trust will pay, such compensation monthly. Notwithstanding anything in this paragraph to the contrary, DSC's compensation for The Real Estate Investment Trust Portfolio will be as set forth in paragraph 3 above.

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AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.                                DELAWARE GROUP CASH RESERVE
                                                              for its series set forth in Schedule A to this Agreement



By:      Douglas L. Anderson                                   By:     David K. Downes
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Name:    Douglas L. Anderson                                  Name:    David K. Downes
Title:   Senior Vice President/Operations                     Title:   President
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